EXHIBIT 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL 33401

NEWS RELEASE

CRUZAN INTERNATIONAL, INC.

ANNOUNCES SALE OF CONTROLLING INTEREST TO THE ABSOLUT SPIRITS COMPANY, INC.

WEST PALM BEACH, FLORIDA – September 27, 2005 – Cruzan International, Inc. (AMEX: RUM) (the “Company”), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, announced today that on September 26, 2005, The Absolut Spirits Company, Inc., a Delaware corporation (“ASCI”), a wholly-owned subsidiary of V&S Vin & Sprit AB (“V&S”), completed its acquisition of controlling interest in the Company from Angostura, Ltd. (“Angostura”), pursuant to a previously-announced Stock Purchase Agreement between Angostura and V&S.  Subsequent to the execution of the Stock Purchase Agreement, V&S assigned all of its rights under the Stock Purchase Agreement to ASCI.  ASCI purchased all 4,294,583 shares of Cruzan common stock beneficially owned by Angostura, currently representing approximately 63.6% of the Company’s outstanding common stock, for an aggregate consideration of $121,837,320.00, or $28.37 per share.

About the Company

Cruzan International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Risks that May Affect Future Results” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.  As a result, future results may differ materially from the expected results represented by the forward looking-statements contained in this press release.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer
William Viggiano, Vice President & Controller
561-655-8977